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MANAGEMENT DISCUSSION SECTION

Operator: Hello. And welcome to the earnings conference call second quarter 2008. [Operator Instructions]. Please note this conference is being recorded.

Now, I would like to turn the conference over to Mr. Christopher Oddleifson, Chief Executive Officer. Mr. Oddleifson, you may begin sir.

Christopher Oddleifson, President and Chief Executive Officer

Thank you, Mike . And good morning. I am Chris Oddleifson, President and CEO of Independent Bank Corp. And thank you all for joining us on the call this morning.

Independent Bank Corp continues to perform well, and I am very pleased with the results up to the past quarter. At a time when many in our industry are not responding well to the many challenges, Independent Bank Corp is faring well. And we’ve been conservative in our credit decisions and in our new business development. We take a disciplined approach to managing our balance sheet and have avoided or deemphasized asset classes that we don’t find satisfactory.

We continue to make decisions that create long-term value for our shareholders. Our credit portfolio is good shape and we still project our earnings to increase from this year from what we accomplished in 2007.

I am going to turn the call over now to Denis, our CFO. Denis Sheahan, Chief Financial Officer, who will review some of the details of the past quarter with you. When Denis is done, I’ll make some additional comments and then we’ll end the call with a question-and-answer period. Denis?

Denis K. Sheahan, Chief Financial Officer

Thank you, Chris. And good morning. Before I review our second quarter 2008 performance, I will read the customary cautionary statement.

This conference call may contain certain forward-looking statements with respect to the financial condition, results of operations, and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undue reliance in any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise.

I’ll now review our second quarter 2008 performance. Independent Bank Corp. reported GAAP diluted earnings per share of $0.50 for the second quarter of 2008, an increase of 25% from the $0.40 reported in the same period last year. On a year-to-date basis, GAAP diluted earnings per share was $0.94, an increase of 9% from the comparable prior year period.

There are a number of non-core items in the various periods, detailed in a table in the earnings release. Excluding these non-core items, diluted earnings per share on an operating basis were $0.51 for the quarter ended June 30th, 2008, consistent with the prior year quarter and $1.00 for the six months period, an increase of 2% from last year.

Key takeaways from the second quarter; we are experiencing strong loan demand, particularly in commercial lending. Our commercial and small business portfolio grew at an annualized pace of 14% in the second quarter. A portion of the growth in our small business portfolio arises from a reassignment of $9 million in small credits from commercial to small business following the Slade’s merger we closed on March 1st.

In addition, home equity showed good growth. We expect the strong growth in commercial lending to continue for the rest of 2008, although Q3 growth may be somewhat offset due to an anticipated large loan payoff.

Secondly, we continued strong and stable net interest margin. The net interest margin for the second quarter was 4.01% and 3.96 for the year to date period.

Deposits grew by $17 million or approximately 3% on an annualized basis. Deposit growth is challenging and we are very focused on improving deposit generation across all of our businesses.

Core non-interest income growth up 18% for the second quarter, and 16% year-to-date remains a key highlight, driven by growth in our wealth management business.

Our securities portfolio, which currently amounts to approximately 14% of total assets, does not contain any equity, preferred issues or direct debt obligations of either Fannie Mae or Freddie Mac.

Our securities portfolio is composed of agency mortgage backed securities of $369 million, private mortgage backed securities of $25 million, municipal securities, $40 million, and approximately $25 million in the aggregate of bank trust preferred securities.

Non-performing assets at 36 basis points of total assets were stable from March 31st to June 30th at approximately $12 million, and loan delinquency was 1.33% at June 30th, 2008.

While net charge-off performance is higher than last year, it is still low at an annualized rate of 19 basis points. The company’s reserve for loan losses was 1.29% of loans at June 30, consistent with the level at March 31. The company’s provision for loan losses was $1.9 million in the second quarter, and $3.2 million year-to-date, and exceeded net charge-offs by almost 1.4 times on a year-to-date basis.

We closed a sale and leaseback of many of our bank-owned premises on May 2nd. The sale involved 17 properties and resulted in a gain of approximately $13 million to be amortized over the various lease terms. The $32 million in proceeds were invested in securities. This transaction should yield $0.03 to $0.04 to earnings per share on an annualized basis or $0.02 for the remainder of 2008.

Our recent acquisitions of O’Connell Investments and Slade’s Ferry Bancorp are meeting performance expectations. We have achieved the cost saves outlined when we announced the Slade’s Ferry transaction and remain confident of meeting the earnings accretion expectation. In fact, we are hopeful, based upon activity we are seeing from our lenders in the South Coast region that loan growth may exceed original expectations.

I’ll now provide earnings guidance. We discussed during our last conference call, earnings guidance in the range of operating earnings per share of $2.14 to $2.18. We remain comfortable with that guidance. I remind you that our earnings pace historically accelerates in the second half of the year. For example, in 2007, through the first six months of the year, we earned $0.98 operating diluted earnings per share, representing 46% of the full year result of $2.13. We expect the same trend in 2008.

Two key factors have changed since we last spoke. We expect a higher level of loan loss provision, due both to strong commercial loan growth and some increased credit loss. The loan loss provision is now projected to be $7 million for 2008, while net charge-offs are expected to be $5.9 million. The strong commercial loan growth is expected to essentially offset this increased level of loan loss provision.

Chris that concludes my comments.

Christopher Oddleifson, President and Chief Executive Officer

Thank you, Denis. I’d like to first address our credit condition and then make some general comments. As Denis said on a consecutive quarter basis, non-performing assets are stable at $12 million or about 36 basis points of total assets. Our allowance to loan loss, the total loans stand at 129 basis points. Our loan loss coverage ratio is about 312%. We continue to be comfortable with our Slade’s loan portfolio. Overall, delinquency stands at 133 basis points, which while up from a 104 basis points from last quarter is still a relatively low level, and we are providing, as Denis pointed out, in excess of net charge-offs.

Regarding in a little more detail our commercial real estate portfolio. Our commercial real estate NPAs dropped this past quarter by just over $1 million to $2.3 million. While our portfolio is largely concentrated in southeastern Massachusetts, it is well diversified across a number of property types.

An independent third-party reviews different portions of our commercial loan portfolio on a quarterly basis and that review achieves a 70 to 80% penetration of our overall commercial loans each year.

Our construction portfolio, which is totals $170 million is within our market area and is diversified across a number of project types. We financed smaller construction projects by seasoned reputable developers that have alternative sources of cash flow. It is very rare that we do not have a personal guarantee. We have virtually no delinquencies in our construction loan portfolio.

A minority, less than 10% of our construction loans, have any kind of interest reserves. In those few instances where interest reserves are established, we consider the use of interest reserves during the underwriting process and subject it to our loan-to-value restrictions.

We recently conducted a thorough review of our construction loan portfolio including a refreshed appraisal for a number of projects. That review confirmed our comfort level with our construction portfolio.

One of the benefits of being a bank that emphasizes relationships is that our seasoned professionals know the market well, have an excellent handle on the market and the projects, and are supported by a robust credit process.

We’ve experienced good growth in our commercial portfolio, a benefit of being strong in an environment where others are less strong. And we’re finding that we can be very selective on credits and can negotiate stronger terms and better pricing.

While commercial NPAs are down, we are seeing a modest elevation in self-identified risk across the commercial loan portfolio and an increase in problem loans. Certain sectors, however, are strong such as manufacturing, wholesale, distribution, healthcare, schools and even fishing. Weaker sectors include restaurants, trades and retail, and in total and on down, when considering all of this in our detailed review, we expect our commercial portfolios to perform very well.

Now, let me turn to our home equity residential and indirect auto portfolios. I am going to quote FICO values and these FICOs values reflect our credit rescoring of the borrower and an updated assessment of value within the last two to three months. Our home equity portfolio totals $374 million. Home equity NPAs are up only a small amount on a consecutive quarter basis to $1.4 million. While we do expect some home equity losses, we anticipate that they’ll be in a manageable range and within the forecast Denis provided you.

Our home equity portfolio is originated directly to consumers with only a small low single-digit percentage of being originated in adjacent markets. We do not originate through brokers or correspondent lenders.

Our home equity line portfolio has an average FICO of 757 and a weighted average combined loan-to-value of about 61%. Our home equity loan portfolio has an average FICO of 748 and a weighted average CL-to-V of 52%. We also monitor these loans very carefully.

For example, following the reevaluation of LTV value and credit score, we determined that about 2% of our exposure is in loans with LTVs higher than 80% and with FICOs lower than 650. And, of course, we’re monitoring those very, very carefully. Over the last six months, we have also tightened our home equity underwriting standards.

Our residential portfolio totals $417 million. Our residential portfolio has an average FICO of 726 and a weighted average LTV of 57%. We have identified ARM reset loans that fall into our higher risk category and we’re monitoring them carefully and we’re handling them on a case-by-case basis if repayment at the higher rate becomes an issue.

Our residential mortgage portfolio NPA is up to $4.5 million and $3.7 million in the first quarter. We’ve recently completed a loan-by-loan review, including a reassessment of value and believe we may incur a loss of approximately $200,000 if these loans do not cure.

Regarding our indirect auto portfolio, we’re comfortable with asset quality of our indirect lending. With an average FICO of 697, our portfolio on average is strong. Losses are tracking slightly higher than we expected, but that’s understandable as we’ve been shrinking the portfolio and the losses are not at worrisome levels. We recognize, however, the growing stress in the consumer from issues such as increased food and energy costs and will continue to watch this portfolio closely.

I need to caution that in all the loan portfolios, there is of course always the possibility that conditions will change — economic conditions will change, that loans which are not an issue now may become suddenly, or sometimes suddenly, problematic. The best thing we can do is to monitor each loan portfolio very carefully, and that’s exactly what we are doing.

Shifting gears a little bit, I’d like to highlight the following. We’re seeing good business growth. Organic loan growth during the first six months of the year was $61 million or 6% on an annualized basis. It is concentrated in the commercial and home equity lending categories, while the residential real estate and consumer categories were reduced.

Commercial loan spreads are tight — are strengthening and we have several excellent commercial bankers join us recently. The number of new core accounts is up year-over-year by 8%. Deposit growth is difficult, as Denis mentioned, but we’re seeing annualized organic growth of about 3.6%.

The new signage for our branches and ATMs is nearly complete. Our newest branches continue to grow and focus on outside business calling. Our indirect auto production is by intention 5% lower year-to-date than the same period last year. This is desired and anticipated resulting from recent credit tightening to protect against deteriorating economic conditions and pricing to improve profitability.

Our investment management business is originating new customers at a rate greater than 2007, despite increased new business. Struggling capital markets have worked against us. As a result, IMG, our Investment Manager Group’s assets totaled $1.25 billion at the end of the second quarter, a 2.9% decrease over December 31st, 2007.

As Denis mentioned, our net interest margin has increased 16 basis points to 4.01% in the second quarter versus the second quarter 2007. The steepening yield curve caused our cost of funds to decrease at a quicker pace than our earning asset yield benefited by the strategy to modify the mix of earning assets.

Now, in conclusion, I am pleased with our overall performance for the quarter. Our credit quality is good. Strong net interest margin, good fee income growth generated solid organic loan growth, and we have a strong loan pipeline in commercial and in home equity. Our earnings quality has improved, as evidenced by 61% of the company’s loan portfolio is now in business commercial lending. Our securities portfolio is only 14% of assets.

Fee revenue diversity and growth has improved. Non-interest revenue has grown to 25% of total revenue. This has been driven by our improved wealth management revenue and our increased mortgage fee income.

These are uncertain times, and we’re proceeding cautiously. Clearly, our goal is to grow net income over time, and we’ve certainly shown our ability to do that over the long run. Our modest growth expectations for 2008 are a reflection of the current overall environment and our prudent approach for a focused and responsible growth, such as growing our investment management business, adding key selective personnel who can generate more value, opening branches in attractive markets, periodically reviewing our existing branches and engaging in acquisitions as we can.

That concludes my comments, and we’re now happy to address your questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. And the first question we have comes from the location of Damon DelMonte with KBW.

<Q – Damon DelMonte>: Hi. Good morning guys. How are you?

<A – Christopher Oddleifson>: Good morning, Damon.

<Q – Damon DelMonte>: I was wondering Denis if you could provide a little color on the margins and kind of what you see for the back half of the year?

<A – Denis Sheahan>: Sure. We are hopeful Damon. We are very happy that the margin has reached 4%. We’re very hopeful that that will continue and actually expand somewhat in the second half of the year into the — up to as much as the 4.05% region. That is certainly contingent upon what happens in terms of deposit pricing in the market. One of the things that has benefited us on the asset side is, we have had good strong commercial loan demand and there is improved credit spreads coming in commercial pricing, which is frankly a good thing versus the past number of years. So, that’s helping as well as we are very focused on controlling our cost of funds and our cost of funds is strong, I think as you know. So if those factors continue, we could certainly see some margin expansion in the second half of the year as well.

<Q – Damon DelMonte>: Okay. Great. And with regard to capital, how do you guys feel about your capital position? I know the tier-1, last quarter was around 8.55%, it has dropped down to 7.7%. Any insight as to what might have led the decline in that or kind of, I guess, what’s your total capital level as well?

<A – Denis Sheahan>: Total risk based?

<Q – Damon DelMonte>: Yes.

<A – Denis Sheahan>: Total risk based is 10.7%, Chris is that right? About 10.7%, we’re certainly monitoring it very carefully Damon and we are growing at 100% risk-weighted assets. But we are certainly content with our capital level at this point. If we decide to do anything in terms of any kind of a subordinated debt raise or anything of that nature we’ll be certain to let everyone know, but we have no plans to raise common equity at this point.

<Q – Damon DelMonte>: Okay. Great. And just one technical question with regards to the tax rate going forward, this quarter’s level of 27%, a good run rate?

<A – Denis Sheahan>: Yes. That would be about right for the rest of the year. One thing that is sort of lingering out there that we do have an application for a new market tax credit award that we’ll likely find out by the end of the year. But chances are that, if we are successful in that effort there would be no impact really for the rest of this year. It would probably be felt in 2009.

<Q – Damon DelMonte>: Okay. Great. Thank you very much.

<A – Denis Sheahan>: Sure.

Operator: Your next question we have comes from Laurie Humsicker with Stifel.

<Q>: Yes. Hi. Good morning, Denis and Chris.

<A – Denis Sheahan>: Good morning, Laurie .

<A – Christopher Oddleifson>: Good morning, Laurie .

<Q>: Just to follow-up on some of Damon’s questions. The tier-1 core risk-based capital ratio, do you have that handy? Was that 9.5% last quarter?

<A – Denis Sheahan>: Total risk based or?

<Q>: Just the tier-1 core risk-based.

<A – Denis Sheahan>: Yes. I may have that. Hold on, hold one second, these of course are drafts until all the regulatory reports are finalized. Bear with me a second. 9.54%.

<Q>: 9.54. Okay. Great. And then to the extent —

<A – Denis Sheahan>: Actually, I should correct total risk-based is 10.79%, I think I said 10.7%. It is 10.79%.

<Q>: 10.79%. Okay. 10.8%. Great. And then to the tax rate question, to the extent that you do get the new market tax credit next year, what would your effective tax rate drop to?

<A – Denis Sheahan>: It’s hard to say, Laurie , because who knows what we would get in terms of an award, I really couldn’t give an estimate of that. That would be so difficult. It depends on the level of award that we got and how quickly we can invest that award. I certainly, I couldn’t give guidance on that. I would assume a similar tax rate going into next year until we know whether or not we’re successful on that effort.

<Q>: Okay. Great. And thanks for some of the detail that you provided in terms of, you know, to the extent that you don’t own any equity or debt issued by Fannie/Freddie. Obviously, we’ve seen kind of a nervous market. What is your OCI mark at the end of June in equity?

<A – Denis Sheahan>: Okay. I have that here somewhere. $8 million or so, Laurie . I just — I have a component of it, I don’t have all of it here.

<Q>: $8 million, okay, so that increased slightly from five million, nearly to five, okay. And then just if you could take us through on the credit side, just a couple of things. I guess starting with charge-offs link quarter, is what I’m looking at. Your charge-offs went from 1.1 to 1.3 million. Do you have a category breakdown or is there a particular category that you can point to and say this is where charge-offs were higher?

<A – Denis Sheahan>: Well, our charge-offs are almost exclusively in consumer. There is some very modest commercial charge-offs, they are mostly indirect auto and the micro-business category. In the micro-small business category, that category average loan size about $50,000 and we’re seeing stress as you can expect in the small contractor, the plasterer, the electrician, et cetera. We’re seeing stress in that area because of the slowdown in residential development. So that —

<Q>: And is that showing up in the business banking category or in the CNI category?

<A – Denis Sheahan>: Business bank.

<Q>: In business banking.

<A – Denis Sheahan>: Banking category.

<Q>: Okay.

<A – Denis Sheahan>: And the remainder of it really is indirect auto. We have a modest amount of home equity at this point. We would expect the home equity loss to increase in the second half of the year. But we’ve accounted for all that in the forecast that I gave you.

<Q>: Okay. Great. And then, just sort of backing into your reserve in terms of what happened. Slade’s Ferry closed in February yet it looks like the adjustment to the reserve dollars hit this quarter?

<A – Denis Sheahan>: No. No, no, no. As of March 31st, we had, it closed March 1 the transaction. So the reserve, the two reserves came together in the first quarter.

<Q>: Because I guess I am looking, or maybe something is not updated here, what I am looking at. But I’ve got a period end reserve at March $26.8.

<A – Denis Sheahan>: No.

<Q>: Jumping to June of $33.2.

<A – Denis Sheahan>: No. On March, our reserve at the end of March was $32.6, I believe. And at the end of December, it was $26.8. So you can see —

<Q>: Okay. So then that, you know what, that makes sense. Something is off in my model here, okay. Sorry about that. Okay, I guess just quickly looking at the non-performing breakdown that you give, just wondered if you could comment on a few things. First of all, your commercial real estate non-performers continue to go down. This is a nice trend. What are you guys doing there?

<A – Denis Sheahan>: Well, we have, I think Chris talked to it earlier in terms of, we’re very proactive on the commercial side. We have a very strong workout group. We have the workout team here, who are real champions in this organization. The same folks that help work us out from the issues in the early ‘90s are still here.

<Q>: Okay.

<A – Denis Sheahan>: And they’re a big part of the credit administration in this organization and do a fantastic job. And I think that’s the sort of bottom-line what it is and as well as our overall underwriting and credit administration philosophy. And you heard Chris talk about the third party that we have, loan review consultants. It’s just the, it’s a discipline that’s here. They report into the audit committee on a quarterly basis. They do about a 70% penetration of the commercial portfolio. It’s just, it’s a disciplined process that we have in commercial that works for us.

<A – Christopher Oddleifson>: We have our, Laura , I think we might have to share with you in this in the past, we had a multi-layer rating system, where we start, we have a 10 point scale. It starts with the loan officer rating. It goes to credit administration. And if they say it’s something else, they win. It then goes to our third party review at some point, and if they adjust it, there is really no debate. They win. And of course, if our external regulatory review suggests an adjustment, there is really no debate. It is adjusted still. So, we’re, there’s a very, very disciplined multi-layered, multi-review look at the quality at a very in-depth level of each of our loans. I think that really is one sort of indication of the strength of our commercial portfolio.

<A – Denis Sheahan>: Another thing I’d add to that, Chris, is most of our lenders have been here for a long time. They know the footprint. They know the people who do business with. And that’s also very important.

<A – Christopher Oddleifson>: And we’re, and just to emphasize, underline one thing Denis said, is it’s in market. We’re not seeing opportunities in Florida and Texas, and sending teams down there to originate loans. I mean it’s in the market we know well.

<Q>: And what, do you know off the top of your head what your average LTV is on the commercial real estate?

<A – Christopher Oddleifson>: It is, it’s in the less than, it’s in the 65% range.

<Q>: I’m sorry. You said that’s 55 or 65?

<A – Christopher Oddleifson>: 65. The top-end in commercial is 70, 75.

<Q>: Okay.

<A – Christopher Oddleifson>: And the average is in the low 60 to mid-60s.

<Q>: Okay.

<A – Christopher Oddleifson>: That’s approximate. That’s not a, I don’t have a report in front of me telling me that. That is just an analysis we’ve done in the past.

<Q>: Okay. Okay, great.

<A – Christopher Oddleifson>: That makes sense given our sort of our top end is 70, 75.

<Q>: Okay. And then, just to go back to two portfolios that haven’t quite performed as well, just to go back to hear the business banking, I noticed link quarter, you’re continuing to grow that portfolio.

<A – Denis Sheahan>: I hope you picked up my comment that $9 million of the growth —

<Q>: It was the re-class, I’m sorry. Yeah, you’re exactly right. No, I wrote it down, but it didn’t register. Okay.

<A – Denis Sheahan>: When we brought in the commercial portfolio, we brought it all into commercial. Then we looked at it and then the smaller credits, we pushed —

<Q>: You re-classed into business banking, perfect. Okay. And if you were to sort of say where that portfolio might go in terms of delinquencies, because it’s now over 1%, what would be your best guess as we sort of look a year out?

<A – Denis Sheahan>: Well, one would hope it’s going to stay around this level. It might migrate up another 10 or 20 basis points, hopefully stay there. But there is stress on the smaller end. It’s stressed on the consumer end. When your average loan size here is in that $50,000 range, you’re dealing with, in many cases, sole proprietors and fuel’s having an impact. The lack of residential development is having an impact.

<Q>: Right.

<A – Denis Sheahan>: It’s the small retail as well, small restaurants there. You know it’s just general economic conditions are having an impact on, but, some so modest increase in delinquency we would hope.

<Q>: Okay. Great. And then, just the last question here, if you could just touch on this specific link quarter increase in the residential non-performers. That was good detail that you gave us on the residential portfolio, but that portfolio is now up over 1% non-performing with, any other color you can provide there?

<A – Christopher Oddleifson>: Just — I mean it’s so low, I mean, it’s a handful of loans. So, there is not a whole lot more color commentary other than the —

<A – Denis Sheahan>: Let me reemphasize what you said, in terms of we have looked at them, we have looked at the likelihood of loss and if you go that far, wasn’t it?

<A – Christopher Oddleifson>: Yeah, 200, I mean if we look, we’ve taken a look at each one, where we stand on the value side. It’s made some, if they were all not a cure, I mean we’re exposed to about $200,000. So, we have good collateral, but I mean it ranges from income, mostly income reduction, job loss sort of factors.

<Q>: Okay. And did any of this have to do with, you had mentioned that you had a loan-by-loan review. Was any of the jump because of reclassifications?

<A – Christopher Oddleifson>: No.

<Q>: Link quarter, no, wasn’t, okay. And how much of your residential book is in market?

<A – Christopher Oddleifson>: Virtually all of it.

<Q>: Okay. Great. Thanks, I really appreciate it.

<A – Christopher Oddleifson>: Oh Laurie , it’s a pleasure.

Operator: The next question we have come Bryce Rowe with Robert W. Baird.

<Q – Bryce Rowe>: Good morning.

<A – Christopher Oddleifson>: Good morning, Bryce. How are you?

<Q – Bryce Rowe>: Doing well, thanks. Can you guys just touch on the, I guess the operating expenses. Denis, is this a good run rate for the operating expenses?

<A – Denis Sheahan>: Yes, close to. If you look at it on a normalized basis, Bryce I think it’s $26.2 or...

<Q – Bryce Rowe>: $26.2, roughly?

<A – Denis Sheahan>: Yes, $26.2. We expect to be slightly less than $26 for the rest of the year, in that $25.8, $25.9 kind of range each quarter.

<Q – Bryce Rowe>: Okay.

<A – Denis Sheahan>: It’s a pretty good run rate.

<Q – Bryce Rowe>: Yes. Okay. That’s all I’ve got. Thank you.

<A – Denis Sheahan>: Sure.

Operator: The next question we have comes from John Stewart with Sandler O’Neill.

<Q>: Good morning guys.

<A – Denis Sheahan>: Good morning.

<A – Christopher Oddleifson>: Good morning.

<Q>: Most of my questions have been answered, but I just wanted to, just to go back to one thing you said, you talked about having reappraised all your residential portfolio in the last, I guess three months or so. Can you just kind of give us a sense for pricing and kind of how much those are down from the last time you had done that project? And then kind of an explanation just kind of touch on, you guys had mentioned in prior quarters that there were some negative impact from foreclosures, from the national guys just kind of talk about what, what you’re seeing and feeling there?

<A – Christopher Oddleifson>: Yeah. I mean why don’t I just give you a little bit of overview of the market, in terms of what’s happened here, since our peak, our peak was in — we peaked earlier than the rest the nation, in the third and fourth quarter of ‘05. And our primary, our most dense county, Plymouth County for single family homes, the decrease has been about 15%, so far. And the commentary is [inaudible] than that, if you look at, it’s interesting, that’s single family homes, interestingly if you see, in primary county, Plymouth as a condominiums, those prices stayed relatively stable. There we’ve seen from our peak in ‘04, Q4 ‘05 and looking at Q2 ‘08 is actually up a basis point, the average of sales price.

<A – Denis Sheahan>: Just to add to what you said there, Chris, in Plymouth, which is our primary county, John , the sales — median sales prices was actually stable in Q1 to Q2. The median sale price for a single family in Plymouth County was $310,000 in Q1, it was 310,450 in Q2, so it’s been stable. And we believe we’re down about overall since that peak that Chris mentioned about 15% in Plymouth County. No change from the last time we spoke.

<A – Christopher Oddleifson>: And then moving to Barnstable County, which is in the Cape Cod area, again there I think the peak was in the median —

<A – Denis Sheahan>: Q4 ‘05, or no, let’s see, Q2 ‘06 —

<A – Christopher Oddleifson>: — bounce around here a little bit. The median sales price has actually been stable in the last couple of quarters, but if you take a look at, what you will see here...

<A – Denis Sheahan>: Q1 was 358, Q2 356, so down modestly in Q2, but one would hope that Q2 should be one of your best seasons in terms of selling in this part of the country. So, there certainly is some stability and we welcome that. Barnstable County, overall, is down also 15% from the peak; Bristol County, which is the territory that Slade’s Ferry Bank Corp. is down 18% from the peak; and Norfolk County down 10%. So that gives you some flavor of — generally speaking, this quarter, there has been stability but one would expect that given the time of the year, the selling season.

<Q>: Okay. So you are not seeing kind of marginal pressure from foreclosure activity and things like that, it’s that right?

<A – Denis Sheahan>: Well, foreclosure activity — foreclosures are up.

<Q>: Yeah, right.

<A – Christopher Oddleifson>: In all counties, up significantly and there’s a large inventory of foreclosures — houses that have been foreclosed, for sale. And that is I think one of the primary factors for what we’re seeing in the price reductions. I mean there’s areas of great supply and there’s a length of supply, if you take a look at sort of the sales duration and number of average months of inventory in the market, that sort of has averaged now roughly a half a year prior to this environment and it’s sort of roughly about a year now. So the duration has about doubled. The good news about the price decline and the foreclosed property is that it’s actually getting folk — qualified folks who have a lower income into houses and making the — or working our way into more stable — sort of stable housing environment going forward.

<Q>: Okay. Thank you for that. And then just on the construction portfolio, the commercial construction that’s — a 170 million at quarter end, is that — what’s the breakdown between kind of vertical stuff versus land A&D in that portfolio?

<A – Christopher Oddleifson>: Well, it’s — I mean mostly — mean raw land lending?

<Q>: Right.

<A – Christopher Oddleifson>: Yeah, very little. I mean most of it’s verticals, buildings, but it’s over a number of project types, medical office buildings and some malls and so on.

<Q>: Okay. And what were the LTVs at origination versus what your recent appraisal suggests?

<A – Christopher Oddleifson>: For what?

<A – Denis Sheahan>: For what residential and home equity or...

<Q>: I thought you had said you did that on the commercial portfolio — on the construction portfolio as well. Is that — did I misunderstand that?

<A – Christopher Oddleifson>: No, we did appraisals to see whether we’re still within sort of our bounds. And, I don’t have the LTVs at my fingertips, but they are well within acceptable ranges. I mean they’re all — and our conclusion was there is plenty of cash flow to support the loans. The projects are on schedule. The [inaudible] rates are acceptable. We do not have a construction portfolio issue. With that said, there is a hot button out there that we have heard. People worry that, for example, interest reserves are masking delinquency and banks aren’t really knowing what’s going on in their construction portfolio. My point today was that, in fact, we do know. We’ve taken a close look. We’ve taken a close look at the amount of interest reserve loans we have, which are very few. And in those cases, they are not masking any issues.

<Q>: Okay.

<A – Christopher Oddleifson>: Okay. So, the message is, we don’t have a construction — commercial construction portfolio problem.

<Q>: Great. Well, thank you very much.

<A – Christopher Oddleifson>: Yeah, you’re welcome.

Operator: We show no further questions at this time. I would like to turn the conference back over to Mr. Oddleifson for any closing remarks.

Christopher Oddleifson, President and Chief Executive Officer

Thank you very much, everybody, we look forward to talking to you again for the third quarter conference call. Thanks. Bye.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.